Exhibit 99.1

Contact:
Dawn Schottlandt
Sr. Director, Investor Relations/
Corp. Communications
(781) 994-0300
www.arqule.com

FOR IMMEDIATE RELEASE:

ArQule Announces $15.3 Million Registered Direct Offering of Common Stock

Burlington, MA, February 29, 2016 – ArQule, Inc. (NASDAQ: ARQL) today announced it has entered into definitive agreements with certain institutional and accredited investors to raise approximately $15.3 million in gross proceeds in a registered direct offering through the sale of 8,027,900 shares of common stock at an offering price of $1.90 per share. The purchase of each share of common stock includes an option to purchase approximately 0.4444 shares of common stock at an exercise price of $2.50 per share. The options will be exercisable immediately following the closing date and will expire 12 months after the public announcement of the outcome of the pre-planned interim assessment of the METIV-HCC trial subject to certain extensions.

ArQule estimates the net proceeds from this offering will be approximately $15.2 million, after deducting estimated offering expenses. The offering is expected to close on or about March 2, 2016, subject to satisfaction of customary closing conditions. Should all the options be exercised, ArQule would expect to raise approximately an additional $8.9 million in net proceeds and issue an additional 3,567,956 shares of common stock.

ArQule intends to use the net proceeds from this offering to advance clinical trials related to its proprietary pipeline, including ARQ 092, ARQ 087 and ARQ 751, as well as advance pre-clinical research of its proprietary BTK inhibitor program, and for general corporate purposes, including working capital.

The shares of common stock were offered pursuant to a shelf registration statement on Form S-3 (File No. 333-192796), which was declared effective by the United States Securities and Exchange Commission ("SEC") on December 23, 2013. The shares issuable upon exercise of the options will also be issued under the shelf registration. Arnold & Porter LLP, Washington, DC, represented ArQule in connection with this offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. A prospectus supplement relating to the shares of common stock will be filed by ArQule with the SEC.  When available, copies of the prospectus supplement, together with the accompanying prospectus, can be obtained at the SEC's website at www.sec.gov or at www.arqule.com.

About ArQule

ArQule is a biopharmaceutical company engaged in the research and development of targeted therapeutics to treat cancers and rare diseases. Our mission is to discover, develop and commercialize novel small molecule drugs in areas of high unmet need that will dramatically extend and improve the lives of our patients. Our prioritized clinical-stage pipeline consists of four drug candidates, all of which are in targeted, biomarker-defined patient populations, making ArQule a potential early leader in precision medicine. ArQule’s lead product, in phase 3 clinical development, is tivantinib (ARQ 197), an oral, selective inhibitor of the c-MET receptor tyrosine kinase, for second-line treatment of hepatocellular carcinoma in partnership with Daiichi Sankyo in the West and Kyowa Hakko Kirin in Asia. ArQule’s proprietary pipeline includes: ARQ 092, designed to inhibit the AKT serine/threonine kinase, in phase 1 for multiple oncology indications as well as ultra-rare Proteus syndrome, in partnership with the National Institutes of Health (NIH); ARQ 087, a multi-kinase inhibitor designed to preferentially inhibit the fibroblast growth factor receptor (FGFR) family, in phase 2 for iCCA and in phase 1b for multiple oncology indications; and ARQ 761, a β-lapachone analog being evaluated as a promoter of NQO1-mediated programmed cancer cell necrosis, in phase 1/2 in multiple oncology indications in partnership with the University of Texas Southwestern Medical Center. ArQule’s current discovery efforts are focused on the identification and development of novel kinase inhibitors, leveraging the Company’s proprietary library of compounds.

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